UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           July 13, 2006

SHUMATE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30291	65-0735872
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12060 FM 3083, Conroe, Texas	77301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                (936) 441-5100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On July 13, 2006, Hemiwedge Valve Corporation, or HVC, a wholly owned subsidiary of Shumate Industries, Inc., entered into a Development Agreement with At Balance Americas, LLC, a wholly owned subsidiary of Shell Technology Ventures. The parties have entered into this agreement to jointly develop and produce an improved valve for use as a Downhole Isolation Valve, or DIV. The arrangement seeks to take advantage of the Hemiwedge technology and HVC’s expertise in engineering, design, and manufacturing of certain valves and At Balance’s expertise in well construction and workover operations, which together may utilize a subsurface valve or DIV. This agreement expires on July 12, 2008.

Each party will retains ownership of its contributed technology to develop the joint project whereas any new intellectual property or technology developed in connection with this Development Agreement will be owned by HVC.

Upon At Balance’s decision to commercialize the joint product, At Balance and HVC will use their best efforts to negotiate and enter into a custom sales agreement, which agreement will provide At Balance a world-wide exclusive right to purchase the DIV from HVC subject to satisfaction of certain conditions, including, without limitation: (i) payment of an exclusivity fee, (ii) purchase of a stated minimum amount of joint products, (iii) funding of all or part of the capital required for HVC to produce the joint product.

Shell Technology Ventures received certain rights to invest in future Shumate financings, subject to the rights of Shumate’s February 2006 investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUMATE INDUSTRIES, INC.
(Registrant)

Date: July 18, 2006	By:	/s/ Matthew C. Flemming
Matthew C. Flemming, Chief Financial Officer, Treasurer, Secretary, and Executive Vice President